UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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COHERENT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
March 19, 2008

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of COHERENT, INC., a Delaware corporation, will be held on March 19, 2008 at 5:30 p.m., local time, at our principal offices located at 5100 Patrick Henry Drive, Santa Clara, California 95054, for the following purposes:

1.                                       To elect seven directors to serve for the ensuing year and until their successors are duly elected (Proposal One);

2.                                       To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 27, 2008 (Proposal Two); and

3.                                       To transact such other business as may properly be brought before the meeting and any adjournment(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Stockholders of record at the close of business on February 6, 2008 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting.  However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose, or follow the instructions on the enclosed proxy card to vote by telephone or via the Internet.  Any stockholder of record attending the meeting may vote in person even if he or she has returned a proxy.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Sincerely,

/s/ John R. Ambroseo
John R. Ambroseo
President and Chief Executive Officer

Santa Clara, California
February 15, 2008

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MARCH 19, 2008

The proxy statement and annual report to stockholders are available at www.proxyvote.com.

YOUR VOTE IS IMPORTANT

In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy card as promptly as possible and return it in the enclosed envelope or follow the instructions on the enclosed proxy card to vote by telephone or via the Internet. Any stockholder attending the Annual Meeting may vote in person even if he or she returned a proxy card.

COHERENT, INC.
5100 PATRICK HENRY DRIVE
SANTA CLARA, CALIFORNIA 95054

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed Proxy is solicited on behalf of the Board of Directors of Coherent, Inc. for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our principal offices located at 5100 Patrick Henry Drive, Santa Clara, California 95054, on March 19, 2008 at 5:30 p.m., local time, and at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders.  Our telephone number at the address above is (408) 764-4000.  These proxy solicitation materials were mailed on or about February 15, 2008 to all stockholders entitled to vote at the meeting.

On November 1, 2006, a Special Committee was established by our Board of Directors to conduct an independent investigation relating to our historical stock option practices. We requested the independent review following an internal review of our historical stock option practices, which was a voluntary review initiated in light of news of the option practices of numerous companies across several industries.  Due to the ongoing nature of the independent investigation and its impact on our filing of annual reports on Form 10-K and quarterly reports on Form 10-Q, we did not hold an annual meeting of stockholders following our 2006 fiscal year.  During calendar year 2007, two members of the Board resigned who had previously been elected by the stockholders at the meeting held March 30, 2006.

Record Date and Share Ownership

Stockholders of record at the close of business on February 6, 2008 (the “Record Date”) are entitled to notice of and to vote at the meeting and at any adjournment(s) thereof.  At the Record Date, 31,543,035 shares of our common stock, $0.01 par value, were issued and outstanding.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use (i) by delivering to us at our principal offices (Attention: Bret M. DiMarco, Executive Vice President and General Counsel) a written notice of revocation or a duly executed proxy bearing a later date, (ii) in the case of a stockholder who has voted by telephone or through the Internet, by making a timely and valid telephone or Internet vote, as the case may be, or (iii) by attending the meeting and voting in person.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder, and you will need to provide a copy of such proxy at the meeting.

Attendance at the Annual Meeting

All stockholders of record as of the Record Date may attend the Annual Meeting.  Please note that cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.  No items will be allowed into the Annual Meeting that might pose a concern for the safety of those attending.  For directions to attend the Annual Meeting, please contact Investor Relations by telephone at (408) 764-4110.

Voting and Costs of Solicitation

On all matters, other than the election of directors, each share has one vote.  See “Election of Directors—Vote Required” for a description of your cumulative voting rights with respect to the election of directors.

If you are a stockholder of record as of the Record Date, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy on the Internet.  Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.  As stated above, you may still attend the Annual Meeting and vote in person if you have already voted by proxy.

•                  To vote in person:  Come to the Annual Meeting and we will give you a ballot at the time of voting.  If you have previously turned in a proxy card, please notify us at the Annual Meeting that you intend to cancel the proxy and vote by ballot.

•                  To vote using the proxy card:  Simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided.  If you return your signed proxy card to us before the Annual Meeting, the designated proxies will vote your shares as you direct.

•                  To vote over the telephone:  Dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions.  You will be asked to provide the control number from the enclosed proxy card.  Your vote must be received by 11:59 P.M. Eastern Time on March 18, 2008 to be counted.

•                  To vote on the Internet:  go to www.proxyvote.com  to complete an electronic proxy card.  You will be asked to provide the control number from the enclosed proxy card.  Your vote must be received by 11:59 P.M. Eastern Time on March 18, 2008 to be counted.

If you return a signed and dated proxy card without marking any voting directions, your shares will be voted:

•                  “For” the election of all seven (7) nominees for director set forth herein, provided that in the event cumulative voting occurs, the proxy holders will cumulate votes using their judgment so as to ensure the election of as many of the nominees set forth herein as possible; and

•                  “For” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 27, 2008 as described in Proposal Two.

If any other matter is properly presented at the Annual Meeting, your proxy holders (one of the individuals named on your proxy card) will vote your shares in their discretion.

The cost of this solicitation will be borne by us.  We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.  In addition, proxies may be solicited by certain of our directors, officers and regular employees, without additional compensation, personally or by telephone or facsimile.

Quorum; Abstentions; Broker Non-Votes

Our Bylaws provide that stockholders holding a majority of the shares of common stock issued and outstanding and entitled to vote on the Record Date shall constitute a quorum at meetings of stockholders.  Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes.  A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner.  Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes.  Because directors are elected by a plurality vote, abstentions in the election of directors have no impact once a quorum exists.  Broker non-votes have no effect and will not be counted towards the vote total for any proposal, but will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

If you hold shares in your name, and you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board on all matters and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the meeting.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders that are intended to be presented by such stockholders at the annual meeting of stockholders for the 2008 fiscal year must be received by us no later than the close of business on the 60th day, nor earlier than the close of business on the 90th day, prior to the annual meeting of stockholders for the 2008 fiscal year and must otherwise be in compliance with applicable laws and regulations in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.  Under the federal securities laws, for such a matter to be included in the proxy materials for annual meeting of stockholders for the 2008 fiscal year, timely notice must be delivered to us at our principal executive offices to the attention of Bret M. DiMarco, our Corporate Secretary, not less than 120 days before the date of our proxy statement released to stockholders in connection with the previous year’s annual meeting, which will be October 18, 2008.  Stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we need not present the proposal for vote at such meeting.

However, if a stockholder wishes only to recommend a candidate for consideration by the Governance and Nominating Committee as a potential nominee for the Company’s Board of Directors, see the procedures discussed in “Proposal One — Election of Directors — Board Meetings and Committees — Process for Recommending Candidates for Election to the Board of Directors.”

The attached proxy card grants to the proxyholders discretionary authority to vote on any matter raised at the Annual Meeting.

Delivery of Voting Materials to Stockholders Sharing an Address

To reduce the expense of delivering duplicate voting materials to our stockholders who may hold shares of Coherent  common stock in more than one stock account, we are delivering only one set of the proxy solicitation materials to certain stockholders who share an address, unless otherwise requested. A separate proxy card is included in the voting materials for each of these stockholders.  We will promptly deliver, upon written or oral request, a separate copy of the annual report or this proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.  To obtain an additional copy, you may write us at 5100 Patrick Henry Drive, Santa Clara, California 95054, Attn: Investor Relations, or contact us by telephone at (408) 764-4000 and request to be connected to our Investor Relations department.  Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may contact us at the address or telephone number specified above to request that only a single copy of these materials be delivered to your address in the future.  If shareholders received one set of materials due to the foregoing, such shareholder may revoke their consent for future mailings at any time by contacting Broadridge, either by calling toll-free at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY  11717.  Broadridge will remove such shareholder from the Householding program within 30 days of receipt of such written notice, following which such shareholder will receive an individual copy of our disclosure document.

Further Information

We will provide without charge to each stockholder solicited by these proxy solicitation materials a copy of Coherent’s annual report on Form 10-K for the fiscal year ended September 29, 2007 without exhibits and any amendments thereto on Form 10-K/A upon request of the stockholder made in writing to Coherent, Inc., 5100 Patrick Henry Drive, Santa Clara, California 95054, Attn: Investor Relations.  We will also furnish any exhibit to the Annual Report on Form 10-K if specifically requested in writing.  You can also access our

Securities and Exchange Commission (“SEC”) filings, including our annual reports on Form 10-K, and all amendments thereto filed on Form 10-K/A, on the SEC website at www.sec.gov.

IMPORTANT NOTICE REGARDINGTHE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MARCH 19, 2008

The proxy statement and annual report to stockholders are available at www.proxyvote.com.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Seven (7) members of our Board of Directors are to be elected at the Annual Meeting.  Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.  Each nominee has consented to be named a nominee in the proxy statement and to continue to serve as a director if elected.  If any nominee becomes unable or declines to serve as a director, if additional persons are nominated at the meeting or if stockholders are entitled to cumulate votes, the proxy holders intend to vote all proxies received by them in such a manner (in accordance with cumulative voting) as will ensure the election of as many of the nominees listed below as possible, and the specific nominees to be voted for will be determined by the proxy holders.

We are not aware of any reason that any nominee will be unable or will decline to serve as a director.  The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified or until his earlier resignation or removal.  There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he or she is or was to be selected as a director or officer.

The names of the nominees, five (5) of whom are currently directors standing for re-election, and certain information about them as of December 31, 2007, are set forth below.  Susan James was introduced to the Nominating and Governance Committee through the committee’s consultant, Heidrich & Struggles. Clifford Press was recommended to the Board of Directors by Oliver Press Partners, LLC, a stockholder of the Company.  All of the nominees have been recommended for nomination by a majority of the Board of Directors acting on the recommendation of the Governance and Nominating Committee of the Board of Directors, which consists solely of independent members of the Board of Directors. Charles Cantoni, a current member of the Board of Directors, has determined to retire and is not standing for re-election and his term will end at the Annual Meeting.  There are no family relationships among directors or executive officers of Coherent.

Name	Age	Director Since	Principal Occupation
John R. Ambroseo, PhD	46	2002	President and Chief Executive Officer
John H. Hart(1)(3)	62	2000	Retired Sr. Vice President and Chief Technical Officer of 3Com Corp.
Susan M. James	61	n/a	Consultant to Ernst & Young
Clifford Press	54	n/a	Managing Member of Oliver Press Partners, LLC
Garry W. Rogerson, PhD(1)(2)(4)	55	2004	Chairman of the Board of Coherent; President and Chief Executive Officer of Varian, Inc.
Lawrence Tomlinson(2)(4)	67	2003	Retired Senior Vice President and Treasurer of Hewlett-Packard Co.
Sandeep Vij(1)(3)(4)(5)	42	2004	Vice President of Worldwide Marketing, Services and Support of Xilinx, Inc.

(1)	Member of the Compensation and H.R. Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Governance and Nominating Committee.
(4)	Member of the Special Committee.
(5)	Member of the Special Litigation Committee.

 John R. Ambroseo.    Dr. Ambroseo has served as our President and Chief Executive Officer as well as a member of the Board of Directors since October 2002. Dr. Ambroseo served as our Chief Operating Officer from June 2001 through September 2002. Dr. Ambroseo served as our Executive Vice President and as President and General Manager of the Coherent Photonics Group from September 2000 to June 2001. From September 1997 to September 2000, Dr. Ambroseo served as our Executive Vice President and as President and General Manager of the Coherent Laser Group. From March 1997 to September 1997, Dr. Ambroseo served as our Scientific Business Unit Manager. From August 1988, when Dr. Ambroseo joined us, until March 1997, he served as a Sales Engineer, Product Marketing Manager, National Sales Manager and Director of European Operations. Dr. Ambroseo received a Bachelor degree from SUNY-College at Purchase and a PhD in Chemistry from the University of Pennsylvania.

John H. Hart.    Mr. Hart was a Fellow at 3Com Corporation, a global provider of enterprise and small-business networking solutions, from September 2000 until September 2001. In September of 2000, Mr. Hart retired as Senior Vice President and Chief Technical Officer of 3Com Corporation, a position he had held since August 1996. From the time Mr. Hart joined 3Com in September 1990 until July 1996, he was Vice President and Chief Technical Officer. Prior to joining 3Com, Mr. Hart worked for Vitalink Communications Corporation for seven years, where his most recent position was Vice President of Network Products. Mr. Hart serves on the boards of directors of Plantronics, Inc, a headset communications company, PLX Technologies, Inc., an I/O interconnect developer and Clearspeed Technology, PLC, a fabless semiconductor company.

Susan M. James.  Ms. James originally joined Ernst & Young in 1975, becoming a partner in 1987 and since June 2006, has been a consultant to Ernst & Young.  During her tenure with Ernst & Young, she has been the lead partner or partner-in-charge for the audit work for a significant number of technology companies, including Intel Corporation, Sun Microsystems, Amazon.com, Autodesk and the Hewlett-Packard Corporation, and for the Ernst & Young North America Global Account Network.  She also served on the Ernst & Young Americas Executive Board of Directors from January 2002 through June 2006.  She is a certified public accountant and a member of the American Institute of Certified Public Accountants.  Ms. James also serves on the Board of Directors of the Tri-Valley Animal Rescue, a non-profit that is dedicated to providing homes for homeless pets.  Ms. James received a B.S. degree from Hunter College and a B.S. degree from San Jose State.

Clifford Press.  Mr. Press has been a managing member of Oliver Press Partners, LLC, an investment advisory firm, since March 2005.  Prior to 1986 he was employed as an investment banker at Morgan Stanley & Co., Incorporated. From 1986 to March 2003, Mr. Press was a General Partner of Hyde Park Holdings, Inc., a private equity investment firm (“HPH”).  High Voltage Engineering Corporation, an industrial holding concern and a portfolio company of HPH, of which Mr. Press had been an officer and a director from 1989 to August 2004, filed petitions under Chapter 11 of the United States Bankruptcy Code in March 2004 and February 2005.  Since 2001, he has been a director of GM Network Ltd., a private holding company providing Internet-based digital currency services. Mr. Press received his MA degree from Oxford University and an MBA degree from Harvard Business School.

Garry W. Rogerson.    Dr. Rogerson has served as our Chairman of the Board since June 2007. Dr. Rogerson has been President and Chief Executive Officer of Varian, Inc., a major supplier of scientific instruments, and consumable laboratory supplies, vacuum products and services, since 2002 and 2004, respectively. Dr. Rogerson served as Varian’s Chief Operating Officer from 2002 to 2004, as Senior Vice President, Scientific Instruments from 2001 to 2002, and as Vice President, Analytical Instruments from 1999 to 2001. Dr. Rogerson also serves on the board of directors of Varian, Inc.

Lawrence Tomlinson.    Mr. Tomlinson retired from Hewlett-Packard Co., a global technology company, in June 2003. Prior to retiring from Hewlett-Packard Co., from 1993 to June 2003 Mr. Tomlinson served as its Treasurer, from 1996 to 2002 he was also a Vice President of Hewlett-Packard Co. and from 2002 to June 2003 was also a Senior Vice President of Hewlett-Packard Co. Mr. Tomlinson is a member of the board of directors of Salesforce.com, Inc., a customer relationship management service provider.

Sandeep Vij.    Mr. Vij has held the position of Vice President of Worldwide Marketing, Services and Support for Xilinx Inc., a digital programmable logic device provider, since 2007. From 2001 to 2006, he held the position of Vice President of Worldwide Marketing at Xilinx. From 1997 to 2001, he served as Vice President and General Manager of the General Products Division at Xilinx. Mr. Vij joined Xilinx in 1996 as Director of FPGA marketing.

On January 31, 2008, the Company entered into an agreement with Oliver Press Partners, LLP and certain of its affiliates (“OPP”).  The agreement provides that the Board of Directors of the registrant will include Clifford Press in the slate of directors for the Annual Meeting and that the signatories of the agreement will not seek to call a special meeting or other actions relating to the election of directors for one year.  In addition, Mr. Press agreed to submit his resignation as a director if OPP ceases to hold at least 50% of the common stock of the registrant that OPP and its affiliates currently hold as a group. The settlement agreement includes certain standstill restrictions that commenced upon the execution of the settlement agreement and will expire on the first anniversary of our 2008 annual meeting if Mr. Press is elected to our board of directors at the 2008 annual meeting, or at the final adjournment of the 2008 annual meeting of stockholders if Mr. Press is not elected at the registrant’s 2008 annual meeting.  Under the terms of the standstill restrictions, neither OPP nor any of its affiliates may, among other things, (i) submit or encourage any other person or group to nominate directors for election to the registrant’s board of directors, (ii) submit any stockholder proposals, (iii) call an annual or special meeting of stockholders, (iv) solicit proxies from stockholders of the registrant, (v) change the composition of the board of directors. The standstill restrictions contain certain exceptions that, among other things, permit OPP to seek to change the composition of the Board of Directors of the registrant at the 2009 annual meeting by submitting nominees for election and to solicit proxies in favor of such nominees for the 2009 annual meeting. In addition, during the effective period of the standstill restrictions described above, OPP has agreed that it will cause any shares of registrant’s common stock that it owns to be voted in accordance with the recommendation of the registrant’s board of directors if Mr. Press has approved and joined in any such recommendation.

Director Independence

The Board of Directors has determined that, with the exception of Dr. Ambroseo, all of its current members and all of the nominees for director are “independent directors” as that term is defined in the marketplace rules of the Nasdaq Stock Market.

Board Meetings and Committees

The Board of Directors held a total of ten (10) meetings during fiscal 2007.  No director serving during such fiscal year attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees of the Board of Directors upon which such director served.  During fiscal 2007, the Board of Directors had three standing committees: the Audit Committee; the Compensation and H.R. Committee; and the Governance and Nominating Committee.  In addition, in fiscal 2007, the Board of Directors also formed a Special Committee and Special Litigation Committee.

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of directors Cantoni, Rogerson, and Tomlinson.  Upon her election, the Board of Directors intends to appoint Ms. James to the Audit Committee to replace Mr. Cantoni.  The Audit Committee held ten (10) meetings during fiscal 2007.  All of the members of the Audit Committee are “independent” as defined under rules promulgated by the SEC and qualify as independent directors under the marketplace rules of the Nasdaq Stock Market for Audit Committee members.  The Board of Directors has determined that directors Cantoni, Rogerson and Tomlinson are “audit committee financial experts” as that term is defined in Item 401(h) of Regulation S-K of the Securities Act of 1933, as amended.  Among other things, the Audit Committee has the sole authority for appointing and supervising our independent registered public accounting firm and is primarily responsible for approving the services performed by our independent registered public accounting firm and for reviewing and evaluating our accounting principles and our system of internal accounting controls.  A copy of the Audit Committee charter, including any updates thereto, is available on our website at www.coherent.com.

Compensation and H.R. Committee

During fiscal 2007, the Compensation and H.R. Committee of the Board of Directors consisted of directors Hart, Rogerson and Vij.  All of the members of the Compensation and H.R. Committee are “independent” as defined under the marketplace rules of the Nasdaq Stock Market.  The Compensation and H.R. Committee held five (5) meetings during fiscal 2007.  The Compensation and H.R. Committee, among other things, reviews and approves our executive compensation policies and programs, and grants stock options to our employees, including officers, pursuant to our stock option plans.  See “Executive Officers and Executive Compensation—Compensation Discussion and Analysis” and “Director Compensation” below for a description of our processes and procedures for the consideration and determination of executive and director compensation.  A copy of the Compensation and H.R. Committee charter, including any updates thereto, is available on our website at www.coherent.com.

Governance and Nominating Committee

The Governance and Nominating Committee currently consists of directors Cantoni, Vij, and Hart.  Upon her election, the Board of Directors intends to appoint Ms. James to the Governance and Nominating Committee to replace Mr. Cantoni.  All of the members of the Governance and Nominating Committee are “independent” as defined under the marketplace rules of the Nasdaq Stock Market.  The Governance and Nominating Committee held six (6) meetings during fiscal 2007.  The Governance and Nominating Committee, among other things, assists the Board of Directors by making recommendations to the Board of Directors on matters concerning director nominations and elections, board committees and corporate governance.  A copy of the Governance and Nominating Committee charter, including any updates thereto, is available on our website at www.coherent.com.

Attendance at Annual Meeting of Stockholders by Directors

All directors are encouraged, but not required to attend our annual meeting of stockholders.  We did not hold an annual meeting of stockholders last year.

Process for Recommending Candidates for Election to the Board of Directors

The Governance and Nominating Committee will consider nominees recommended by stockholders.  A stockholder that desires to recommend a candidate for election to the Board of Directors shall direct the recommendation in writing to us at our principal offices (Attention:  Bret M. DiMarco, Executive Vice President and General Counsel), and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and us within the last three years, evidence of the nominating person’s ownership of our common stock, a written indication by the candidate of her or his willingness to serve if elected, and a written statement in support of the candidate including comments as to the candidate’s character, judgment, age, business experience and other commitments.  For a stockholder recommendation to be considered by the Governance and Nominating Committee as a potential candidate at an annual meeting, nominations must be received on or before the deadline for receipt of stockholder proposals for such meeting.  In the event a stockholder decides to nominate a candidate for director and solicits proxies for such candidate, the stockholder will need to follow the rules set forth by the SEC and in our bylaws.  See “Information Concerning Solicitation and Voting—Deadline for Receipt of Stockholder Proposals.”

The Governance and Nominating Committee’s criteria and process for evaluating and identifying the candidates that it approves as director nominees, are as follows:

•                  the Governance and Nominating Committee regularly reviews the current composition and size of the Board of Directors;

•                  the Governance and Nominating Committee reviews the qualifications of any candidates who have been properly recommended by a stockholder, as well as those candidates who have been identified by management, individual members of the Board of Directors or, if the Governance and Nominating Committee determines, a search firm.  Such review may, in the Governance and Nominating Committee’s discretion, include a review solely of information provided to the Governance and Nominating Committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the Governance and Nominating Committee deems proper;

•      the Governance and Nominating Committee shall evaluate the performance of the Board of Directors as a whole and evaluate the performance and qualifications of individual members of the Board of Directors eligible for re-election at the annual meeting of stockholders;

•                  the Governance and Nominating Committee considers the suitability of each candidate, including the current members of the Board of Directors, in light of the current size and composition of the Board of Directors.  Except as may be required by rules promulgated by the Nasdaq Stock Market or the SEC, it is the current belief of the Governance and Nominating Committee that there are no specific, minimum qualifications that must be met by any candidate for the Board of Directors, nor are there specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess.  In evaluating the qualifications of the candidates, the Governance and Nominating Committee considers many factors, including, issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and the like.  The Governance and Nominating Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors.  The Governance and Nominating Committee considers each individual candidate in the context of the current perceived needs of the Board of Directors as a whole.  While the Governance and Nominating Committee has not established specific minimum qualifications for director candidates, the Governance and Nominating Committee believes that candidates and nominees must reflect a Board of Directors that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase the overall effectiveness of the Board of Directors, and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members;

•                  in evaluating and identifying candidates, the Governance and Nominating Committee has the authority to retain and terminate any third party search firm that is used to identify director candidates, and has the authority to approve the fees and retention terms of any search firm; and

•                  after such review and consideration, the Governance and Nominating Committee recommends the slate of director nominees to the full Board of Directors for its approval.

The Governance and Nominating Committee will endeavor to notify, or cause to be notified, all director candidates, including those recommended by a stockholder, of its decision as to whether to nominate such individual for election to the Board of Directors.

Stockholder Communication with the Board of Directors

We believe that management speaks for Coherent. Any stockholder may contact any of our directors by writing to them by mail c/o Bret M. DiMarco, Executive Vice President and General Counsel, at our principal executive offices, the address of which appears on the cover of this proxy statement.

Any stockholder may report to us any complaints regarding accounting, internal accounting controls, or auditing matters.  Any stockholder who wishes to so contact us should send such complaints to the Audit Committee c/o Bret M. DiMarco, Executive Vice President and General Counsel, at our principal executive offices, the address of which appears on the cover of this proxy statement.

Any stockholder communications that the Board of Directors is to receive will first go to our General Counsel, who will log the date of receipt of the communication as well as the identity and contact information of the correspondent in our stockholder communications log.

Our General Counsel will review, summarize and, if appropriate, investigate the complaint under the direction of the appropriate committee of the Board of Directors in a timely manner.  In the case of accounting or auditing related matters, a member of the Audit Committee, or the Audit Committee as a whole, will then review the summary of the communication, the results of the investigation, if any, and, if appropriate, the draft response.  The summary and response will be in the form of a memo, which will become part of the stockholder communications log that the General Counsel maintains with respect to all stockholder communications.

Director Compensation

During fiscal 2007, we paid our non-employee directors an annual retainer (depending upon position) and per meeting fees for service on the Board of Directors. In fiscal 2007, the annual retainer amounts for non-employee directors were as follows:

•                  Chairman of the Board: $41,000

•                  Lead independent director: $33,000

•                  Chairman of the Audit Committee: $33,000

•                  Chairman of the Compensation and H.R. Committee: $25,000

•                  Chairman of the Governance and Nominating Committee: $25,000

•                  Member of the Board: $25,000

Additionally, non-employee members of the Board of Directors received $2,000 per board meeting attended, plus $1,000 per committee meeting attended, except that the Chairman of the Audit Committee received $3,000 per meeting of the Audit Committee attended, and the Chairmen of the Compensation and H.R. Committee and the Governance and Nominating Committee, respectively, received $2,000 per meeting of the Compensation and H.R. Committee and the Governance and Nominating Committee attended. As discussed above, each director serving on the Special Committee and/or the Special Litigation Committee earned $4,000 per month for service thereon.

The chart below summarizes the gross cash amounts earned by non-employee directors for service during fiscal 2007 on the Board and its committees (all amounts in dollars):

Name	Annual Board and Chairperson service including per Board meeting attended		Audit Committee	Compensation and H.R. Committee	Nominating and Governance Committee	Special Committee	Special Litigation Committee	Total
Charles W. Cantoni	43,000		10,000	—	6,000	—	—	59,000
John H. Hart	43,000		—	10,000	6,000	—	—	59,000
Garry W. Rogerson	53,667	(1)	10,000	5,000	—	44,000	—	112,667
Lawrence Tomlinson	51,000		30,000	—	—	44,000	—	125,000
Sandeep Vij	43,000			5,000	12,000	36,000	8,000	104,000
Former Directors
Bernard Couillaud	37,333	(2)	—	—	—	—	—	37,333
Robert Quillinan	25,144	(3)	—	—	—	—	—	25,144

(1)   Includes pro rated amount for service as Lead Independent Director before becoming Chairman of the Board.

(2)   Includes pro rated amount for service as Chairman of the Board before resigning.

(3)   Includes pro rated amount for service as a director before resigning.

The chart below summarizes the amounts earned by non-employee directors for service during fiscal 2007:

Name	Fees Paid in Cash ($ )	Stock Awards ($ )(1)(2)	Option Awards ($ )(1)(3)		Total ($ )
Charles W. Cantoni	59,000	23,340	—	(4)	82,340
John H. Hart	59,000	23,340	115,708		198,048
Garry W. Rogerson	112,667	23,340	163,379		299,386
Lawrence Tomlinson	125,000	23,340	115,169		263,509
Sandeep Vij	104,000	23,340	159,472		286,812
Former Directors
Bernard Couillaud	37,333	23,340	—	(4)	60,673
Robert Quillinan	25,144	23,340	115,169		163,653

(1)  These amounts do not reflect compensation actually received. Rather, these amounts represent the aggregate expense recognized by the Company for financial statement reporting purposes in fiscal year 2007, in accordance with FAS 123(R), for restricted stock units and stock options which were granted prior to fiscal year 2007 under the Company’s Director Stock Plan. The assumptions used to calculate the value of these stock units and stock options are set forth in Note 12. “Employee Stock Option and Benefit Plans” of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended September 29, 2007.

(2)  The directors’ aggregate holdings of restricted stock units as of the end of fiscal year 2007 were as follows (the vesting for which is 100% on March 29, 2009 to the extent such individual is a member of the Board at such time):

Charles W. Cantoni	2,000 shares
John H. Hart	2,000 shares
Garry W. Rogerson	2,000 shares
Lawrence Tomlinson	2,000 shares
Sandeep Vij	2,000 shares

(3)  The directors’ aggregate holdings of stock option awards (both vested and unvested) as of the end of fiscal year 2007 were as follows:

Charles W. Cantoni	56,000 shares
John H. Hart	51,500 shares
Garry W. Rogerson	47,000 shares
Lawrence Tomlinson	38,800 shares
Sandeep Vij	48,000 shares

(4)  These directors had options for which the expense was accelerated in fiscal 2006 as provided under FAS123(R) and the terms of the Director Option Plan the directors were eligible to retire. At retirement the options would be fully vested. All expense related to the options was recognized prior to fiscal 2007.

Our 1998 Directors’ Stock Plan was adopted by the Board of Directors on November 24, 1998 and was approved by the stockholders on March 17, 1999. The 1998 Directors’ Stock Plan was amended on March 23, 2003, and was further amended on March 30, 2006, when the 1998 Directors’ Stock Plan was renamed the 1998 Director Stock Plan (the “1998 Director Plan”). As of September 30, 2007, 150,000 shares were reserved for issuance thereunder. Under the terms of the 1998 Director Plan, the number of shares reserved for issuance thereunder is increased each year by the number of shares necessary to restore the total number of shares reserved to 150,000 shares.

As of September 29, 2007, the 1998 Director Plan provided for the automatic and non-discretionary grant of a non-statutory stock option to purchase 24,000 shares of the Company’s common stock to each non-employee director on the date on which such person becomes a director. Thereafter, each non-employee director will be automatically granted a non-statutory stock option to purchase 6,000 shares of common stock on the date of and immediately following each Annual Meeting of Stockholders at which such non-employee director is reelected to serve on the Board of Directors, if, on such date, he or she has served on the Board of Directors for at least three months. Such plan provides that the exercise price shall be equal to the fair market value of the common stock on the date of grant of the options.

Additionally, as of September 29, 2007, the 1998 Director Plan provides for the automatic and non-discretionary grant of 2,000 shares of restricted stock units (“RSUs”) to each non-employee director on the date on which such person becomes a director. Thereafter, each non-employee director will be automatically granted 2,000 shares of RSUs on the date of and immediately following each Annual Meeting of Stockholders at which such non-employee director is reelected to serve on the Board of Directors, if, on such date, he or she has served on the Board of Directors for at least three months.

The 1998 Director Plan provides that with respect to any options held by a director who retires after at least eight years of service on the Board, such director shall fully vest in and have the right to exercise his or her option as to both vested and unvested shares as of such date. The option will remain exercisable for the lesser of (i) two (2) years following the date of such director’s retirement or (ii) the expiration of the option’s original term.

There were neither options nor restricted stock awards granted to any non-employee director during fiscal 2007 because we did not hold an annual meeting.

As of September 29, 2007, 95,700 shares had been issued on exercise under the 1998 Director Plan. There were no options exercised by non-employee directors during fiscal 2007.

Compensation and H.R. Committee Interlocks and Insider Participation

None of the members of the Compensation and H.R. Committee serving in such capacity during fiscal 2007 has been or is an officer or employee of Coherent.  None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board of Directors or Compensation and H.R. Committee.  No member of our Board of Directors is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company.

Vote Required

Every stockholder voting for the election of directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder’s shares are entitled.  Alternatively, a stockholder may distribute his or her votes on the same principle among as many candidates as the stockholder thinks fit, provided that votes cannot be cast for more than seven (7) candidates.  However, no stockholder shall be entitled to cumulate votes for a candidate unless (i) such candidate’s name has been properly placed in nomination for election at the Annual Meeting prior to the voting and (ii) the stockholder, or any other stockholder, has given notice at the meeting prior to the voting of the intention to cumulate the stockholder’s votes.  If cumulative voting occurs at the meeting and you do not specify how to distribute your votes, your proxy holders (the individuals named on your proxy card) will cumulate votes using their judgment.

If a quorum is present, the seven (7) nominees receiving the highest number of votes will be elected to the Board of Directors.  See “Information Concerning Solicitation and Voting—Quorum; Abstentions; Broker Non-Votes.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”

THE SEVEN NOMINEES PRESENTED HEREIN.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP, an independent registered public accounting firm, to audit our financial statements for the fiscal year ending September 27, 2008, and recommends that stockholders vote for ratification of such appointment.   Deloitte & Touche LLP has audited our financial statements since the fiscal year ended September 25, 1976.  Although ratification by stockholders is not required by law, the Audit Committee has determined that it is desirable to request ratification of this selection by the stockholders as a matter of good corporate practice.  Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of Coherent and its stockholders. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee may reconsider its selection. The Audit Committee selected Deloitte & Touche LLP to audit our financial statements for the fiscal year ended September 29, 2007.  The Audit Committee did not ask the stockholders to ratify the appointment of Deloitte & Touche LLP for fiscal 2007 as we did not hold an annual meeting of stockholders last year.

Representatives of Deloitte & Touche LLP are expected to be present at the meeting and will be afforded the opportunity to make a statement if they desire to do so.  The representatives of Deloitte & Touche LLP are also expected to be available to respond to appropriate questions.

Principal Accounting Fees and Services

The following table sets forth fees for services Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) provided during fiscal years 2007 and 2006:

	2007	2006
Audit fees(1)	$3,273,370	$2,266,245
Audit-related fees(2)	$321,168
Tax fees(3)	—	$63,233
All other fees	—	—

Total	$3,273,370	$2,650,646

(1)  Represents fees for professional services provided in connection with the integrated audit of our annual financial statements and internal control over financial reporting and review of our quarterly financial statements, advice on accounting matters that arose during the audit and audit services provided in connection with other statutory or regulatory filings. Includes approximately $980,000 incurred during fiscal 2007 for additional assurance services related primarily to the restatement of our consolidated financial statements for the fiscal years 1995 through 2005.

(2)   Represents fees for assurance services related to our issuance of convertible subordinated notes and our terminated acquisition of Excel Technology, Inc.

(3)   Represents fees for services provided in connection with our expatriate tax program, domestic and international tax planning, tax due diligence associated with our acquisition activities and international tax compliance.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee has determined that the provision of non-audit services by Deloitte is compatible with maintaining Deloitte’s independence. In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by Deloitte. In other cases, the Chairman of the Audit Committee has the delegated authority from the Committee to pre-approve certain additional services, and such pre-approvals are communicated to the full Committee at its next meeting. During fiscal year 2007, 100% of the services were pre-approved by the Audit Committee in accordance with this policy.

Vote Required

The affirmative vote of a majority of the votes cast will be required to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 27, 2008.

THE AUDIT COMMITTEE UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 27, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth as of September 29, 2007 certain information with respect to the beneficial ownership of common stock by (i) any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act known by us to be the beneficial owner of more than 5% of our voting securities, (ii) each director and each nominee for director, (iii) each of the executive officers named in the Summary Compensation Table appearing herein, and (iv) all executive officers and directors as a group, based on information available to the Company as of filing this proxy statement. We do not know of any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change of control. Unless otherwise indicated, the address of each stockholder in the table below is c/o Coherent, Inc., 5100 Patrick Henry Drive, Santa Clara, California 95054.

Name and Address	Number of Shares	Percent of Total(1)
Dimensional Fund Advisors(2) 1299 Ocean Ave., 11th Floor Santa Monica, CA 90401	2,487,401	7.9%
Oliver Press Partners, LLC(2) 152 West 57th Street New York, New York 10019	1,872,865	5.94%
Eagle Asset Management, Inc. 880 Carillon Parkway St. Petersburg, FL 33716	1,752,215	5.55%
Barclays Global Investors NA.(2) 45 Fremont St. 17th San Francisco, CA 94105	1,670,554	5.30%
John R. Ambroseo, PhD(3)	761,155	2.41
Helene Simonet(4)	288,978	*
Ronald A. Victor(5)	98,551	*
Luis Spinelli(6)	88,044	*
Bret M. DiMarco(7)	5,607	*
Charles W. Cantoni(8)	45,000	*
John H. Hart(9)	40,000	*
Garry W. Rogerson, PhD(10)	32,000	*
Lawrence Tomlinson(11)	26,000	*
Sandeep Vij(12)	35,600	*
All directors and executive officers as a group (10 persons)(13)	1,420,935	4.33%

*    Represents less than 1%.

(1)  Based upon 31,551,790 shares of Coherent common stock outstanding as of September 29, 2007. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, each share of Coherent common stock subject to options held by that person that are currently exercisable or will be exercisable within 60 days of September 29, 2007 and all shares of restricted stock (whether vested or held) on September 29, 2007, are deemed outstanding. For Dr. Ambroseo, Ms. Simonet, Messrs. Spinelli, Victor and DiMarco, the second and third performance restricted stock vesting tranches are not included. In addition, such shares, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)  Based on the most recent Schedule 13D (or amendments thereto) filed by such person with the SEC prior to the date of filing this proxy statement and a review of a shareholder listing report provided by a third party provider. For Oliver Press Partners, LLC (“OPP”), the Company notes that the 13 D/A filed by OPP on January 10, 2008 was a joint filing and included shares held by the individuals and entities set forth in the filing. For purposes of this table, we have only included those shares owned by OPP which were reported as being held as of September 30, 2007. The January 10, 2008 Schedule 13D/A shows that OPP (and listed entities and individuals) has increased its holding to 2,604,089 shares. Additionally, based on a 13G filed on January 22, 2008, Barclays Global Investors has reduced its holdings to 93 shares as of December 31, 2007. On February 6, 2008, Dimensional Fund Advisors LP filed an amended 13G, indicating that as of December 31, 2007, it had increased the number of shares of common stock of the Company under voting control to 2,538,356 shares.

(3)  Includes 692,500 shares issuable upon exercise of options held by Dr. Ambroseo which were exercisable or would become exercisable within 60 days of September 29, 2007.

(4)  Includes 272,500 shares issuable upon exercise of options held by Ms. Simonet which were currently exercisable or would become exercisable within 60 days of September 29, 2007.

(5)  Includes 91,000 shares issuable upon exercise of options held by Mr. Victor which were exercisable or would become exercisable within 60 days of September 29, 2007.

(6)  Includes 82,000 shares issuable upon exercise of options held by Mr. Spinelli which were exercisable or would become exercisable within 60 days of September 29, 2007.

(7)  Includes 5,000 shares issuable upon exercise of options held by Mr. DiMarco which were exercisable or would become exercisable within 60 days of September 29, 2007.

(8)  Includes 38,000 shares issuable upon exercise of options held by Mr. Cantoni which were exercisable or would become exercisable within 60 days of September 29, 2007.

(9)  Includes 33,500 shares issuable upon exercise of options held by Mr. Hart which were exercisable or would become exercisable within 60 days of September 29, 2007.

(10) Includes 29,000 shares issuable upon exercise of options held by Dr. Rogerson which were exercisable or would become exercisable within 60 days of September 29, 2007.

(11) Includes 20,800 shares issuable upon exercise of options held by Mr. Tomlinson which were exercisable or would become exercisable within 60 days of September 29, 2007.

(12) Includes 30,000 shares issuable upon exercise of options held by Mr. Vij which were exercisable or would become exercisable within 60 days of September 29, 2007.

(13) Includes an aggregate of 1,294,300 options which were exercisable or would become exercisable within 60 days of September 29, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC.  Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish us with copies of all forms that they file pursuant to Section 16(a).  Based solely on its review of the copies of such forms received by us, and on written representations from certain reporting persons that no other reports were required for such persons, we believe that, during fiscal 2007, our officers, directors and greater than ten percent stockholders complied with all applicable Section 16(a) filing requirements.

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

Executive Officers

The name, age, position and a brief account of the business experience of our Chief Executive Officer and each of our other executive officers as of December 31, 2007 are set forth below:

Name	Age	Office Held
John R. Ambroseo, PhD	46	President and Chief Executive Officer
Helene Simonet	55	Executive Vice President and Chief Financial Officer
Luis Spinelli	60	Executive Vice President and Chief Technology Officer
Ronald A. Victor	63	Executive Vice President, Human Resources
Bret M. DiMarco	39	Executive Vice President, General Counsel and Corporate Secretary

Dr. Ambroseo’s biographical information can be found above under “PROPOSAL ONE — ELECTION OF DIRECTORS — nominees.”

Helene Simonet.    Ms. Simonet has served as our Executive Vice President and Chief Financial Officer since April 2002. Ms. Simonet served as Vice President of Finance of our former Medical Group and Vice President of Finance, Photonics Division from December 1999 to April 2002. Prior to joining Coherent, she spent over twenty years in senior finance positions at Raychem Corporation’s Division and Corporate organizations, including Vice President of Finance of the Raynet Corporation. Ms. Simonet has both Master’s and Bachelor degrees from the University of Leuven, Belgium.

Luis Spinelli.    Mr. Spinelli has served as our Executive Vice President and Chief Technology Officer since February 2004. Mr. Spinelli joined the Company in May 1985 and has since held various engineering and managerial positions, including Vice President, Advanced Research from April 2000 to September 2002 and Vice President, Corporate Research from September 2002 to February 2004. Mr. Spinelli has led the Advanced Research Unit from its inception in 1998, whose charter is to identify and evaluate new and emerging technologies of interest for us across a range of disciplines in the laser field. Mr. Spinelli holds a degree in Electrical Engineering from the University of Buenos Aires, Argentina with post-graduate work at the Massachusetts Institute of Technology.

Ronald A. Victor.    Mr. Victor has served as our Executive Vice President of Human Resources since May 2000. From August 1999 to May 2000, he was our Corporate Vice President of Human Resources. He was Vice President of Human Resources for the Coherent Medical Group from September 1997 to August 1999. Between November 1996 and September 1997, he was Vice President Human Resources for Netsource Communication, Inc., an internet advertisement and communication company. From November 1995 to November 1996, Mr. Victor served as Vice President of Human Resources for Micronics Computers, Inc., a manufacturer of computer components. Between January 1982 and September 1995 he was a Vice President of Human Resources at Syntex, a pharmaceutical company. Mr. Victor received a Bachelor degree from American International College and a Master’s degree from Springfield College.

Bret M. DiMarco.    Mr. DiMarco has served as our Executive Vice President and General Counsel since June 2006 and our Corporate Secretary since February 2007. From February 2003 until May 2006, Mr. DiMarco was a member and from October 1995 until January 2003 was an associate at Wilson Sonsini Goodrich & Rosati, P.C., a law firm. Mr. DiMarco received a Bachelor degree from the University of California at Irvine and a Juris Doctorate degree from the Law Center at the University of Southern California. He is also an adjunct professor of law at the University of California Hastings College of the Law, teaching corporate law and mergers & acquisitions.

Compensation Discussion and Analysis

Our Executive Compensation Philosophy

Our executive compensation programs are designed to provide strong alignment between executive pay and performance and to focus executives on making policies and decisions that enhance Coherent’s shareholder value over time. Accordingly, our objectives are to:

•                  Ensure that the executive team has clear goals and accountability with respect to our financial performance;

•                  Attract, motivate and retain talented executives who are responsible for the success of our company by maintaining a total compensation program that is competitive to the prevailing practices in our industry;

•                  Provide market levels of pay for meeting target performance expectations, with above market pay for performance above target and below market pay for performance below targets;

•                  Benchmark pay practices including and beyond the photonics industry to recognize that we face competitors ranging from smaller to larger enterprises in the broader high technology market; and

•                  Prudently utilize discretion to make awards that differ from the defined pay structure, as warranted, to recognize exceptional circumstances and performance.

Throughout this Proxy Statement, our chief executive officer and chief financial officer during fiscal 2007, as well as the other individuals who are current employees included in the Fiscal 2007 Summary Compensation Table, are referred to as the “Named Executive Officers.”

Role and Authority of Our Compensation and H.R. Committee

During fiscal 2007, the Compensation and H.R. Committee of the Board of Directors consisted of Messrs. Hart (Chair) and Vij and Dr. Rogerson. Each of these individuals qualifies as (i) an “independent director” under the requirements of The NASDAQ Stock Market, (ii) a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934 (the “1934 Act”), (iii) an “outside director” under Section 162(m) of the Code and (iv) an “independent outside director” as that term is defined by RiskMetrics Group, formerly Institutional Shareholder Services.

The Compensation and H.R. Committee is responsible for ensuring that our executive compensation programs are effectively designed, implemented and administered. In particular, the committee reviews the corporate goals and objectives and approves the compensation for our Named Executive Officers. The compensation includes base salary and incentive non-equity and equity compensation as well as executive benefits and perquisites. Additionally, the committee reviews annually the compensation philosophy and structure for our non-executive employees. The committee has sole authority delegated to it by the Board to make equity grants to our Named Executive Officers.

Our Compensation and H.R. Committee has adopted a charter, a copy of which may be found on our website at “www.coherent.com”—“Company”—“Corporate Governance.”

The committee may meet with or without management present, at its discretion. The committee regularly conducts an executive session without management present. The objective of these sessions is to enable the committee to discuss compensation issues without those who will be affected by the decisions in attendance.

Role of Executive Officers in Compensation Decisions

The Compensation and H.R. Committee regularly meets with Dr. Ambroseo, our chief executive officer, to obtain recommendations with respect to the compensation programs, practices and packages for our Named Executive Officers. Additionally, Ms. Simonet, our chief financial officer, Mr. Victor, our executive vice president of human resources, and Mr. DiMarco, our general counsel are regularly invited to meetings of the committee or otherwise asked to assist the committee. Such assistance includes, providing financial information and analysis for the committee and its compensation consultants, taking minutes of the meeting or providing legal advice, the development of compensation proposals for consideration, and providing insights regarding our employees (executive and otherwise). Named Executive Officers will attend portions of committee meetings when requested, but will leave the meetings as appropriate when matters which will potentially affect them personally are discussed. From time to time, outside legal counsel will attend committee meetings. The Compensation and H.R. Committee makes decisions regarding Dr. Ambroseo’s compensation without him present.

Role of Compensation Consultants

In fiscal 2007, the Compensation and H.R. Committee engaged two separate compensation consultants: Aon Consulting (“Aon”), the committee’s consultant from 2004 through August, 2007 and after interviewing several consulting firms, RAF Advisors, LLP (“RAF”) beginning in August, 2007. RAF changed its name to Farient Advisors in early calendar 2008 and is referred to as “Farient” herein. Review of executive compensation during fiscal 2007 generally was deferred by the committee due to the Company’s internal historical stock option review. The committee believed that fiscal 2007 was an appropriate time to review and interview a number of compensation consultants. Since the compensation decisions during fiscal 2007 were delayed, Aon provided from time to time, input on the committee’s work, as requested and, specifically, provide recommendations for the adoption of the 2007 VCP discussed below during the fourth quarter of fiscal 2006.

Farient was retained to conduct a comprehensive review and analysis of our executive compensation program and to make recommendations for fiscal 2008 compensation. This review and analysis was requested by the Committee, with instructions to be as comprehensive as possible and to reevaluate each component of compensation. Farient serves at the discretion of the committee and does no other work for the Company other than that authorized by the committee. The committee believes that it is critical for the compensation consultant to meet with management, especially our chief executive officer for input on other executives, for perspective on the impact of compensation recommendations.

Additional to the committee’s retained consultant, Coherent participates in and maintains a subscription to the Radford Executive Compensation Survey to provide benchmark data and overall practices report to assist the Company with regards to employees generally and such data includes executive compensation data. Such data is from time to time presented to the committee at its request.

The Board of Directors also determined that it would prefer a separate consultant for consideration of Board-related compensation to avoid any perceived conflict of interest for the committee’s advisor, Farient. Following this determination, the Board directed Mr. DiMarco, our general counsel, to interview and retain a separate compensation consultant to provide a comprehensive review on compensation for membership on the Board and its committees and to make recommendations from time to time to the Board with regards to such compensation matters. Mr. DiMarco, on behalf, and at the direction, of the Board, retained Compensia, Inc. (“Compensia”). Following a recommendation from Compensia, the Board determined the compensation to be paid for service on special committees, including the Special Committee and the Special Litigation Committee. The Board did not otherwise make determinations on Board compensation during fiscal 2007. The Board has asked Compensia to continue reviewing such compensation and to make further recommendations during fiscal 2008.

Note on Voluntary Stock Option Review

During fiscal 2007, the Special Committee conducted a voluntary review of Coherent’s historical stock option granting practices and related issues. As a result of this review, compensation decisions during 2007 were unusual in several respects, including:

•                  The review and adjustment to salaries for Named Executive Officers during 2007 was deferred until after the investigation was completed; and

•                  During the review, Coherent was not current in its filings with the SEC and, thus, was unable to issue restricted stock and refrained from granting options to its Named Executive officers during fiscal 2007.

For a further discussion of this review, please refer to Note 12. “Employee Stock Option and Benefit Plans” of the Notes Consolidated Financial Statements.

Pay Positioning Strategy and Benchmarking of Compensation

Coherent strives to position the midpoint of its target compensation ranges near the 50th percentile of its peers, resulting in targeted total compensation that is competitive within our labor market for performance that meets the objectives established by the committee. An individual’s actual salary, non-equity incentive compensation opportunity and equity compensation may fall below or above the target position based on the individual’s experience, seniority, skills, knowledge, performance and contributions. These factors are weighed individually by the Committee in its judgment, and no one factor takes precedence over others nor is any formula used in making these decisions. The chief executive officer’s review of the performance of his direct reports is carefully considered by the Committee in making individual pay decisions. Actual pay will be higher or lower than the targeted amounts for each individual based primarily on Company performance.

In analyzing our executive compensation program relative to this target market positioning, the committee utilizes a comparative analysis of the compensation of our executive officers measured against a group of peer companies selected with the assistance of Aon and management. For fiscal 2008, Farient recommended that the committee approve modifications to the group of peer companies for conducting compensation analyses to better reflect the Company’s size, strategy and business. For fiscal 2007, the peer companies were Adaptec Inc., Altera Corporation, Cirrus Logic, Cymer Inc., Cypress Semiconductor, Integrated Device Technology, JDS Uniphase, Lam Research, Linear Technology, Newport Corporation, Novellus Systems, Plantronics Inc., PMC-Sierra, Inc., Trimble Navigation Limited and Varian, Inc.

The committee is committed to reviewing and updating, if necessary, the peer group annually to ensure that the comparisons are meaningful. Several factors are considered in selecting the peer group, the most important of which are:

•                  Industry (primarily companies in the Electronic Equipment and Semiconductor sub-industry classifications defined by the Global Industry Classification Standard (GICS) system);

•                  Revenue level (as a proxy for complexity). (The committee’s focus is companies with between $200 million and $2 billion in revenues); and

•                  Geographic location (primarily Bay Area and technology markets).

The committee’s perspective is that companies that meet these criteria are the most likely competitors for executive talent in our labor markets.

For fiscal 2008, Farient recommended that the committee approve modifications to the group of peer companies for conducting compensation analyses based on the factors above to better reflect the Company’s size, strategy and business. Following these recommendations, the committee removed Varian, Inc. and added Axcelis Technologies Inc. and FEI Company to the peer group for fiscal 2008.

Components of Compensation

The principal components of Coherent’s executive officer compensation during fiscal 2007 included:

•                  Base salary;

•                  Variable non-equity incentive payments;

•                  Long-term equity-based incentive awards;

•                  Change of control protection;

•                  Retirement savings benefits provided under a 401(k) plan and under a deferred compensation plan; and

•                  Executive perquisites and benefit programs generally available to other employees.

These components were selected because the committee believes that a combination of salary, incentive pay, benefits and perquisites is necessary to help us attract and retain the executive talent on which Coherent’s success depends. The variable components are structured to allow the committee to reward performance throughout the fiscal year and to provide an incentive for executives to appropriately balance their focus on short-term and long-term strategic goals. The fixed components, including salary, benefits and perquisites, are structured to provide a minimum level of security for our executives relative to their day-to-day spending needs and long-term needs for income. The committee believes that, when taken together, these components are effective in achieving the objectives of our compensation program and philosophy and are reasonable relative to our strategy of managing total compensation near the 50th percentile of market practices.

The committee annually reviews the entire compensation program with the assistance of its compensation consultant (which was Aon for most of fiscal 2007 and Farient at the end of fiscal 2007 and for fiscal 2008). However, the Compensation and H.R. Committee may at any time review one or more components as necessary or appropriate to ensure such components remain competitive and appropriately designed to reward performance. In setting compensation levels for a particular Named Executive Officer, the committee considers both individual (as described above) and corporate factors.

As noted herein, the committee did not make any equity grants to the Named Executive Officers during fiscal 2007 as a result of the historical equity grant review. However, equity grants from prior years were still outstanding during fiscal 2007 and therefore were part of the package affecting executive reward opportunities as discussed herein. For example, in November 2006, the previously granted tranche of performance-based restricted stock did not vest due to the Company’s financial performance in fiscal 2006.

Base Salary and Variable Non-Equity Incentive Compensation

Base Salary

Coherent provides base salary to its Named Executive Officers and other employees to compensate them for services rendered on a day-to-day basis during the fiscal year. The Compensation and H.R. Committee reviewed information provided by its compensation consultant and, upon request, from the Radford Executive Compensation Survey and peer companies’ proxy filings with respect to similarly situated individuals at the peer companies to assist it in determining base salary for each Named Executive Officer. In addition, the committee considers each individual’s experience, skills, knowledge and responsibility. In reviewing each Named Executive Officer other than the chief executive officer, the committee also considers such individual’s performance review provided by the chief executive officer. With respect to the chief executive officer, the committee additionally considers the performance of Coherent as a whole.

Due to Coherent’s voluntary internal review of its historical equity grants, the Compensation and H.R. Committee determined not to consider changes to the compensation of the Named Executive Officers until that review was completed. Accordingly, in the fourth quarter of fiscal 2007, following the announcement of the completion of the Special Committee’s internal review, the Compensation and H.R. Committee asked Farient to review executive officer compensation. Farient noted that Mr. DiMarco’s base salary was below the 50th percentile of the peer group and recommended to the committee that it increase his annual base salary from $250,000 to $300,000, which put his base salary slightly below the 50th percentile, but brought his overall direct cash component (including non-equity incentive-based compensation) to approximately the 50th percentile. The Compensation and H.R. Committee approved that recommendation and such salary increase was affected in the first quarter of fiscal 2008.

Variable Non-Equity Incentive Compensation

To focus each executive officer on the importance of the performance of Coherent, a substantial portion of the individual’s potential short-term compensation is in the form of variable incentive pay that is tied to achievement of goals established by the Compensation and H.R. Committee. In fiscal 2007, Coherent maintained two specific incentive cash programs under which executive officers were eligible to receive bonuses: 2007 Variable Compensation Plan (“2007 VCP”) and Productivity Incentive Plan (“PIP”). In the first quarter of fiscal 2008, the Compensation and H.R. Committee of the Board of Directors approved an amendment to PIP that removed executive officers (including the Named Executive Officers) from being eligible participants for awards thereunder. Going forward, the committee felt that PIP was not a material part of compensation for the Named Executive Officers and that it would be administratively more effective to have the variable non-equity incentive compensation for Named Executive Officers under a single plan.

2007 VCP

The 2007 VCP was designed to promote the growth and profitability of Coherent. It provides incentive compensation opportunity in line with targeted market rates to our Named Executive Officers who are critical to the successful development and attainment of the Company’s business objectives. Under the 2007 VCP, participants were eligible to receive quarterly bonuses if specific performance goals set by the committee at the beginning of the year are achieved. The Compensation and H.R. Committee established these goals when it adopted the 2007 VCP during the fourth quarter of Fiscal 2006. In setting the performance goals, the Compensation and H.R. Committee assesses the anticipated difficulty and relevant importance to the success of Coherent of achieving the performance goals.

The actual awards (if any) payable for any each quarter varied depending on the extent to which actual performance meets, exceeds or falls short of the goals approved by the committee. The 2007 VCP established goals tied to varying levels of achievement by Coherent for quarterly revenue and pre-tax profits. When determining achievement to goals, the committee excludes items, including but not limited to, for example, the fiscal impact of stock option expensing under FASB 123 (R), stock investigation costs, impairment or restructuring charges, and the impact of significant acquisitions. The amount each participant may receive can fluctuate between 0% and 150% of the targeted amount for each quarter. If Coherent fails to meet at least 90% of the goal for each of the targets for a particular quarter, the participant would not receive any bonus for that particular quarter. As noted above, the committee set these performance goals to focus the management team on increasing the performance of the Company through increasing quarterly revenue and pretax profits. The committee and its advisor, Aon, chose to focus on revenue growth and pretax profits so that the executive management was incentivized to deliver the type of growth which benefits the shareholders, namely increasing sales and profitability. The specific goals used to determine VCP awards in each quarter include detailed information on the Company’s cost structure and business plans and are therefore deemed confidential business information, the disclosure of which could result in competitive harm. The committee believes that the goals are reasonably difficult to achieve, as demonstrated by the fact that the Company did not achieve all of the targets set by the committee for fiscal 2007, resulting in a payout less than the targeted amount.

The table below describes for each Named Executive Officer (i) the target percentage of base salary, (ii) the potential award range as a percentage of base salary, and (iii) the actual award earned for fiscal 2007.

Named Executive Officer	Target Percentage of Base Salary	Payout Percentage Range of Base Salary	Actual Award		Actual Award Percentage of Base Salary
John R. Ambroseo	100%	0-150%	$348,303		64%
Helene Simonet	70%	0-150%	$156,510		44%
Luis Spinelli	50%	0-150%	$79,684		32%
Ron Victor	50%	0-150%	$76,290		32%
Bret DiMarco	50%	0-150%	$131,302	*	53%*
Former Employee
Paul Meissner	50%	0-150%	$69,811		25%

*   Mr. DiMarco received a minimum of one hundred percent of his target bonus percentage for the first full four quarters of his employment as part of his employment terms.

For fiscal 2008, the Compensation and H.R. Committee chose bonus target percentages of base salary that are the same as shown in the table immediately above as the committee believes these percentages remain consistent with market practices among the peers. Additionally, in approving the 2008 Variable Compensation Plan in the first quarter of Fiscal 2008, the committee, upon recommendation of Farient, determined the amount each participant may receive can fluctuate between 0 and 200% of the targeted amount. If Coherent fails to meet at least 80% of the goal for each of the targets for a particular quarter under the 2008 Variable Compensation Plan, the participant will not receive any bonus for that particular quarter. The committee determined to increase the cap from 150% to 200% and to decrease the achievement threshold from 90% to 80% to reflect the volatile nature of quarterly performance results in technology companies and to be consistent with peer pay practices. Based on a review of past performance goals and the goals for fiscal 2008, the committee believes that the performance goals established for fiscal 2008 are difficult to achieve.

PIP

The PIP is designed to encourage and reward the efforts of employees in support of Coherent’s business objectives by providing a share in Coherent’s profitability. During fiscal 2007, PIP was structured so that at the end of each quarter in which the Company makes a pre-tax net profit, part of the profit is distributed to employees based on the plan calculation. The PIP calculation is 50% of the Company quarterly pre-tax profit percentage multiplied by the quarterly base earnings of participating employees. The award is capped at 5% of quarterly base salary and there is no targeted amount. In fiscal 2007, the Named Executive Officer received the following amounts pursuant to PIP awards: Dr. Ambroseo ($24,026), Ms. Simonet ($15,423), Mr. Spinelli ($10,993), Mr. Victor ($10,525) and Mr. DiMarco ($10,969). As noted above, the Named Executive Officers will not participate in PIP in fiscal 2008.

Long-Term, Equity-Based Incentive Awards

Equity-based awards are made to our employees, including the Named Executive Officers, under Coherent’s 2001 Stock Plan. The goal of our equity-based award program is to provide employees and executives the perspective of an owner with a stake in the success of Coherent, thus further increasing alignment with stockholder interest. Coherent’s typical long-term incentive program consists of stock options, time-based restricted stock and incentive-based restricted stock. However, as noted above, we did not make any new grants of long-term, equity based compensation during fiscal 2007 due to the voluntary historical stock option grant review. Grants from prior years were still outstanding during the year, however, and are discussed in more detail below.

Specifically, during the third quarter of fiscal 2006, the Compensation and H.R. Committee adopted a performance-based restricted stock program for certain employees of the Company, including the Named Executive Officers. The restricted stock grants were subject to annual vesting over three years depending upon the achievement of performance measurements tied to Coherent’s internal metrics for revenue growth and adjusted EBITDA as a percentage of sales. Similar to the 2007 VCP goals, the committee felt that a three year goal of revenue and adjusted EBITDA as a percentage of sales improvements were the correct goals for incentivizing the management team. The committee set these goals so that they were challenging to achieve. The vesting of the restricted stock is variable, so that the number of shares earned can range from 0% to 125% of the grant target for fiscal 2006 and 0% to 200% of the grant target for fiscal 2007 and fiscal 2008. In addition, the aggregate shares of restricted stock will be awarded on a staggered basis as follows: 25% in 2006, 35% in 2007 and 40% in 2008. Given the variability, the range of the aggregate number of shares of restricted stock which can be earned by the Company’s Named Executive Officers over the three year period is as follows: Dr. Ambroseo—0-52,562 shares; Ms. Simonet—0-24,468 shares; Mr. Spinelli—0-10,875 shares; Mr. Victor—0-6,706 shares and Mr. DiMarco—0-5,981 shares.

For fiscal 2006, Coherent’s revenue growth and adjusted EBITDA as a percentage of sales were sufficient to provide for an achievement of 115% under the performance-based restricted stock program and, accordingly, the Named Executive Officers had the shares vest in the first quarter of fiscal 2007 set forth in the table below. Based on the revenue growth and EBITDA percentage for fiscal 2007, no shares under the program vested in the first quarter of fiscal 2008.

Shares of restricted stock vested and distributed to Named Executive Officers due to fiscal 2006 performance:

Named Executive Officer	Aggregate Shares Granted	Shares Withheld by Coherent for the payment of applicable taxes	Net Shares Received by Named Executive Officer
John R. Ambroseo	8,308	2,971	5,337
Helene Simonet	3,867	1,383	2,484
Luis Spinelli	1,719	615	1,104
Ron Victor	1,060	379	681
Bret DiMarco	945	338	607
Former Employee
Paul Meissner	2,005	717	1,288

In the first quarter of fiscal 2008 the committee made a grant of stock options to certain employees, including certain of the Named Executive Officers upon the recommendation of Farient. These grants were made following the conclusion of the voluntary stock option review and in recognition of the fact that no long-term incentive compensation was provided during 2007. Stock options were selected as the equity vehicle for grant since they create an incentive to enhance shareholder value, help to retain valuable talent through vesting provisions, and were available for grant during the period of voluntary stock option review. Grants to selected individuals, including Dr. Ambroseo, Ms. Simonet, and Mr. DiMarco included both a market based portion tied to competitive pay practices and an above market portion provided to recognize the extraordinary contributions of these individuals during the stock option review process and to encourage their retention. These grants featured a shorter vesting period than our traditional grants (18 months rather than three years) to recognize that the grants would have been made at the beginning of the year rather than after year end absent the stock option review process.

Equity Award Practices

Our broad-based employee stock option program is designed to promote long-term retention and recognize individual performance. Participation is driven by the annual review process. Guidelines are based on competitive market practice for grants for new hires, promotions, and ongoing performance-related grants. Typically, an employee may be offered an option or restricted stock upon beginning employment and may be eligible for periodic grants thereafter. The size of grants (and eligibility for same) is influenced by the prevailing guidelines and the individual’s performance or particular requirements at the time of hire. Employees, including the Named Executive Officers, are also eligible to participate in our Employee Stock Purchase Plan.

Stock Grant Process

During fiscal 2006, the Compensation and H.R. Committee delegated authority to an equity grant committee consisting of Dr. Ambroseo, Ms. Simonet and Mr. Victor to grant non-executive officer employee grants within the range approved by the committee. In fiscal 2007, there were only two option grants, both to employees who were not Named Executive Officers, the equity grant committee acted on one occasion and made a single grant. In fiscal 2007, the other equity grant was made by the Compensation and H.R. Committee.

During the first quarter of fiscal 2008, following the recommendation of the Special Committee, the Board of Directors approved a number of refinements to our stock grant processes. Beginning in fiscal 2008, the committee process for granting equity awards is as follows:

•                  The Compensation and H.R. Committee has the authority to make equity grants to both executive officers and other service providers;

•                  The Compensation and H.R. Committee has delegated authority to the equity grant committee, consisting of the chief executive officer and chief financial officer, to meet on the second Friday of any particular month to make equity grants consistent with previously approved guidelines to non-executive officer service providers;

•                  The Compensation and H.R. Committee will make grants in open trading window periods with grants effective on the date of such meeting, or, if due to exigent circumstances they meet in a closed window period, the grant will be effective 45 days thereafter; and

•                  Neither committee may grant equity awards by written consent.

Stock Grant Policies

The Board of Directors and/or the Compensation and H.R. Committee annually considers a “burn rate” by which the annual grants of equity awards under the 2001 Stock Plan will not exceed. “Burn rate” is the potential dilution of common shares outstanding if all new equity grants are vested and/or exercised, expressed as a percentage of common shares outstanding.

Due to the historical stock option investigation no burn rate target was set for fiscal 2007. Only two non-executive officers received option grants during fiscal 2007 and, therefore, the fiscal year “burn rate” was only 0.11%.

In the first quarter of fiscal 2008, the Compensation and H.R. Committee granted an aggregate of 774,500 shares subject to options, representing 2.46% percent of Coherent’s outstanding common stock as of December 31, 2008. With the assistance of Farient, the committee has reviewed this burn rate relative to peer practices and found that the total dilution was consistent with the median of peer practices.

In general, we issue only nonqualified stock options to employees and executives, although we have issued incentive stock options in the past. In the last few years, we have typically granted options subject to either two or three year vesting, with an equal tranche vesting on each of the applicable calendar anniversaries following the grant date. These grants typically have a life of six years. As noted above, in the grants made in the first quarter of fiscal 2008 which vest over 18 months due to the delay in making the grants, the committee determined that in order to have an immediate significant retention impact, the grants were made with half of the shares vesting in each of April 2008 and April 2009.

Deferred Compensation

Executive officers are eligible to participate in our 401(k) Retirement Plan on the same terms as all other U.S. employees. Our 401(k) Retirement Plan is a tax-qualified plan and thereby subject to certain Internal Revenue Code limitations on the dollar amounts of deferrals and company contributions that can be made to plan accounts. These limitations apply to our more highly-compensated employees (including the Named Executive Officers).

Prior to January 1, 2006, Coherent maintained two non-qualified deferred compensation plans. Effective on that date, we suspended further deposits into our Supplementary Retirement Plan and continue to maintain a Deferred Compensation Plan for executive management personnel and certain former members of the board of directors. The purpose of the Deferred Compensation Plan is to permit eligible participants the option to defer receipt of compensation pursuant to the terms of the plan. The Deferred Compensation Plan permits participants to contribute, on a pre-tax basis, up to 75% of their base salary earnings, up to 100% of their bonus pay and commissions and up to 100% of directors’ annual retainer and meeting fees earned in the upcoming plan year. Plan participants may invest deferrals in a variety of different deemed investment options. To preserve the tax-deferred status of deferred compensation plans, the IRS requires that the available investment alternatives be “deemed investments.” Participants do not have an ownership interest in the funds they select; the funds are only used to measure the gains or losses that are attributed to the participant’s deferral account over time. There are no plan provisions that provide for “above market or preferential earnings” as defined by the rules and regulations of the SEC. The participant’s deferrals and earnings are reflected on Coherent’s financial statements and remain a general asset of the Company. Participants have the status of unsecured creditors of Coherent with respect to the payment of plan benefits. Separate distribution elections are made by the plan participant for each plan year and include lump sum payment, annual installments and future year scheduled in-service withdrawals.

At our discretion, we may provide for contributions in excess of the Internal Revenue Code limit to qualified 401(k) plans to be made to the non-qualified deferred compensation plan. The calculation for this non-qualified plan contribution is 6% of eligible compensation (as defined by the 401(k) qualified plan) less the 401(k) qualified plan match limit. In fiscal year 2007, two contributions were made to the non-qualified deferred compensation plan for certain Named Executive Officers one contribution for plan year 2005 and one for plan year 2006. These amounts are listed in the “Non-Qualified Deferred Compensation Table” below.

The committee considers the DCP to be a reasonable and appropriate program because it allows the Named Executive Officers and members of the Board to accumulate retirement benefits at a rate, relative to their overall income, that is comparable to the rate that other employees are able to accumulate retirement benefits, and promotes executive officer retention by offering a deferred compensation plan that is comparable to and competitive with what is offered by other companies in the peer group of companies.

Change in Control and Severance Plan

We have adopted the Change in Control and Severance Plan (the “change in control plan”) which provides certain benefits in the event of a change in control of Coherent for certain employees, including each of our Named Executive Officers. Benefits are provided under this plan if there is a tender offer or merger resulting in Coherent being acquired by another company or entity and the executive’s employment is terminated or a material change in his or her responsibilities, compensation or work location occurs following a change in control. The committee and our Board of Directors believe that the prospect of such a change in control would likely result in our executive officers facing personal uncertainties and distractions from how a change in control might affect them. To allow the Named Executive Officers to focus solely on the best interests of our stockholders in the event of a possible, threatened or pending change in control, and encourage them to remain with Coherent despite the possibility that a change in control might affect them adversely. This change in control plan therefore serves as an important retention tool to ensure that personal uncertainties do not dilute our executive’s complete focus on promoting stockholder value.

The change in control plan provides for reasonable severance benefits. These benefits are payable in the event that a change in control of the Company occurs and thereafter the executive officer’s employment is terminated without cause or the executive officer resigns due to a material change in responsibilities, compensation or work location within 24 months of the change in control. See below (under the heading Change in Control Arrangement) for more details on this plan.

The committee and our Board adopted the change in control plan in January 1991 and it was amended in February 2005. During fiscal 2008, the plan was revised to reflect certain changes pursuant to regulation 409A under the Internal Revenue Code.

Compensation and H.R. Committee Report

The Compensation and H.R. Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management.  Based on such review and discussions, the Compensation and H.R. Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectively submitted by

THE COMPENSATION AND H.R. COMMITTEE

John Hart, Chair

Garry Rogerson

Sandeep Vij

Fiscal 2007 Summary Compensation Table

The table below presents information concerning the total compensation of Coherent’s Named Executive Officers for the fiscal year ended September 30, 2007.

Since no equity awards were granted to Named Executive Officers in fiscal 2007 other than the performance-based awards which vested in November 2006 as a result of fiscal 2006 performance, non-equity-based compensation accounted for all of the total compensation of the Named Executive Officers earned during that time period. The committee views this as an anomaly and expects to make further equity-based compensation grants to Named Executive Officers in fiscal 2008 and did make extraordinary grants in the first fiscal quarter.

Name and Principal Position	Fiscal Year	Salary ($ )	Stock Awards ($ )(1)	Option Awards ($ )(1)	Non-Equity Incentive Plan Compensation($ )(2)		All Other Compensation ($ )		Total ($ )
(a)	(b)	(c)	(e)	(f)	(g)		(i)		(j)
John R. Ambroseo, Chief Executive Officer and President	2007	547,773	280,064	1,261,297	372,329		97,564	(3)	$2,559,027
Helene Simonet, Executive Vice President and Chief Financial Officer	2007	351,719	115,647	493,108	171,933		53,577	(4)	$1,185,984
Luis Spinelli, Executive Vice President and Chief Technology Officer	2007	250,759	45,159	203,860	90,677		63,447	(5)	$653,902
Ronald A. Victor, Executive Vice President, Human Resources	2007	239,983	37,399	163,660	86,815		53,312	(6)	$581,169
Bret DiMarco, Executive Vice President and General Counsel	2007	250,077	6,294	67,579	142,271	(7)	13,487		$479,708

Former Employees
Paul L. Meissner, Former Executive Vice President of Global Business Operations	2007	74,566	58,300	328,156	76,686		26,632	(8)	$564,340

(1)   Reflects the dollar amount recognized for financial statement reporting purposes (disregarding an estimate of forfeitures related to service-based vesting conditions) for fiscal 2007, in accordance with FAS 123(R), and thus only includes amounts awarded or granted prior to fiscal 2007. The amounts for stock awards include both performance-based and time-based vesting restricted stock awards. The assumptions used in the valuation of these awards are set forth in Note 12, “Employee Stock Option and Benefit Plans” of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended September 29, 2007. These amounts do not correspond to the actual value that will be recognized by the Named Executive Officers.

(2)   Reflects the dollar amounts earned under the 2007 VCP and PIP during fiscal 2007.

(3)   Includes amounts (a) contributed by us under the Company’s 401(k) plan ($13,500) and deferred compensation plan ($37,139), (b) reflecting imputed income to Dr. Ambroseo from the sale of a Company car under the Company’s auto use policy described above, (c) for debt forgiveness (see “Related Person Transactions” below), (d) from the use of a Company-owned and maintained automobile (“Car Allowance”) and (e) reimbursed pursuant to executive medical reimbursement.

(4)   Includes amounts (a) contributed by us under the Company’s 401(k) plan ($12,100) and deferred compensation plan ($14,898), (b) from a Car Allowance and (c) reimbursed pursuant to executive medical reimbursement.

(5)   Includes amounts (a) contributed by us under the Company’s 401(k) plan ($13,467) and deferred compensation plan, (b) paid to Mr. Spinelli for buy-out of earned vacation, (c) from a Car Allowance, (d) earned under our patent award program ($15,647) where Mr. Spinelli was an inventor and (e) reimbursed pursuant to executive medical reimbursement.

(6)   Includes amounts (a) contributed by us under the Company’s 401(k) plan ($13,378), (b) paid to Mr. Victor for buy-out of earned vacation, (c) from a Car Allowance, and (d) reimbursed pursuant to executive medical reimbursement.

(7)   Mr. DiMarco received a minimum of one hundred percent of his target bonus percentage for the first full four quarters of his employment as part of his employment terms.

(8)   Includes amounts (a) paid to Mr. Meissner for buy-out of earned vacation, (b) from a Car Allowance, and (c) reimbursed pursuant to executive medical reimbursement.

Grants of Plan-Based Awards in Fiscal 2007

Except as set forth in the footnotes, the following table shows all plan-based non-equity incentive awards granted to our named executive officers during fiscal year 2007. There were no grants of equity-based awards to any Named Executive Officer during fiscal 2007 other than the tranche of performance-based restricted stock which vested in November 2006 as a result of fiscal 2006 performance.

Estimated Possible and Future Payouts
Under Non-Equity Incentive Plan Awards(1)(2)

Name	Period	Threshold ($ )	Target ($ )	Maximum ($ )
John Ambroseo	Fiscal 2007	0	$547,773	$821,660
Helene Simonet	Fiscal 2007	0	$246,203	$369,305
Luis Spinelli	Fiscal 2007	0	$125,380	$188,069
Ronald Victor	Fiscal 2007	0	$119,992	$179,987
Bret DiMarco	Fiscal 2007	0	$125,039	$187,558
Former Employee
Paul Meissner	Fiscal 2007	0	$137,499	$206,248

(1)  The amounts shown in these columns reflect the minimum, target and maximum payment amounts that Named Executive Officers may receive under the 2007 VCP, depending on performance against the metrics described in further detail in the “2007 VCP” section in this Part III. The amounts range from zero to a cap of 150% of targeted award.

(2)  These amounts do not include payments under the PIP program for which there is no target. The PIP award ranges from zero to a cap of 5% of quarterly base salary. The PIP program is described in further detain in the “PIP” section in this Part III. As noted previously, the Named Executive Officers will not participate in PIP in fiscal year 2008.

Stock Vested in Fiscal 2007

The following table presents information regarding the tranche of performance-based restricted stock which vested in November 2006 as a result of fiscal 2006 performance:

	STOCK AWARDS
Name (a)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($ )(1) (e)

John Ambroseo	8,308	$240,313
Helene Simonet	3,867	$111,855
Luis Spinelli	1,719	$49,723
Ronald Victor	1,060	$30,661
Bret DiMarco	945	$27,335
Former Employee
Paul Meissner	2,005	$57,996

(1) Based on the closing price on November 9, 2006 of $28.9255.

Outstanding Equity Awards at Fiscal 2007 Year-End

The following table presents information concerning unexercised options and stock that has not yet vested for each Named Executive Officer outstanding as of September 29, 2007.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($ )(3)
John Ambroseo	3/30/2006	45,000	45,000	$35.01	3/30/2012	20,000	$641,600
	4/7/2005	90,000	—	$33.71	4/7/2011
	3/25/2004	3,786	—	$26.41	3/25/2010
	3/25/2004	146,214	—	$26.41	3/25/2010
	4/4/2003	150,000	—	$19.77	4/4/2009
	4/25/2002	6,468	—	$30.92	4/25/2008
	4/25/2002	251,032	—	$30.92	4/25/2008

Helene Simonet	3/30/2006	17,500	17,500	$35.01	3/30/2012	8,000	$256,640
	4/7/2005	25,000	—	$33.71	4/7/2011
	3/25/2004	3,786	—	$26.41	3/25/2010
	3/25/2004	66,214	—	$26.41	3/25/2010
	4/4/2003	60,000	—	$19.77	4/4/2009
	4/25/2002	96,766	—	$30.92	4/25/2008
	4/25/2002	3,234	—	$30.92	4/25/2008

Luis Spinelli	3/30/2006	5,000	5,000	$35.01	3/30/2012	3,000	$96,240
	4/7/2005	12,000	—	$33.71	4/7/2011
	3/25/2004	3,786	—	$26.41	3/25/2010
	3/25/2004	36,214	—	$26.41	3/25/2010
	4/4/2003	5,058	—	$19.77	4/4/2009
	4/4/2003	14,942	—	$19.77	4/4/2009
	4/25/2002	1,766	—	$30.92	4/25/2008
	4/25/2002	3,234	—	$30.92	4/25/2008

Ronald Victor	3/30/2006	5,000	5,000	$35.01	3/30/2012	2,700	$86,616
	4/7/2005	11,000	—	$33.71	4/7/2011
	3/25/2004	21,214	—	$26.41	3/25/2010
	3/25/2004	3,786	—	$26.41	3/25/2010
	4/4/2003	5,058	—	$19.77	4/4/2009
	4/4/2003	19,942	—	$19.77	4/4/2009
	4/25/2002	3,234	—	$30.92	4/25/2008
	4/25/2002	21,766	—	$30.92	4/25/2008

Bret DiMarco	6/7/2006	5,000	5,000	$33.30	6/7/2012

(1)  The exercise prices indicated are the prices originally recorded by the Company at grant and have not been adjusted to reflect any new measurement date as a result of the Company’s historical stock option review. Only the grants dated April 25, 2002 in the table had a new measurement date determined for accounting purposes, which had a lower closing price by $0.16. No changes to the exercise price of these April 25, 2002 grants have been made.

(2)  For Messrs Ambroseo, Spinelli and Victor and Ms. Simonet, these shares vest on March 30, 2008 and for Mr. DiMarco on June 7, 2008.

(3)  This column does not include the third tranche of restricted stock awards which are subject to the achievement of certain performance metrics, which will not be vested, if at all, until November 2008 and tied to the performance of the Company during fiscal 2007. The second tranche of these restricted stock awards were due to vest in November 2008, however, based on the performance of the Company during fiscal 2006, no shares vested. Market Value is determined by multiplying the number of shares by $32.08, the closing price of the Company’s common stock on September 28, 2007.

Fiscal 2007 Non-Qualified Deferred Compensation

The following table presents information regarding the non-qualified deferred compensation activity for each Named Executive Officer during fiscal 2007:

Name	Executive Contributions in Last FY ($ )(1)		Registrant Contributions in Last FY ($ )(4)		Aggregate Earnings in Last FY ($ )		Aggregate Withdrawals/ Distributions ($ )		Aggregate Balance of Last FYE ($ )(2)
John Ambroseo	$370,748		$36,601		$437,296		$—		$3,313,818
	$—	(5)	$—	(5)	$175,216	(5)	$—	(5)	$1,247,580	(5)
Leen Simonet	$100,781		$14,682		$100,772		$—		$754,399
	$—	(5)	$—	(5)	$25,574	(5)	$—	(5)	$179,837	(5)
Luis Spinelli	$26,719		$3,385		$34,189		$—		$302,281
	$—	(5)	$—	(5)	$56,174	(5)	$—		$491,086	(5)
Ron Victor	$143,998		$2,158		$73,071		$—		$662,087
	$—	(5)	$—	(5)	$29,415	(5)	$—	(5)	$216,262	(5)
Bret Dimarco(3)	N/A
Former Employee
Paul Meissner(6)	$634		$—		$55		$689		$—

(1)  Amounts in Executive Contribution in Last FY ($) column consist of salary and/or bonus earned during fiscal year 2007, which is also reported in the Summary Compensation Table.

(2)  The deferred compensation in a participants account is fully vested and is credited with positive or negative investment results based upon plan investment options selected by the participant.

(3)  Named officer was eligible but did not participant in the plan in fiscal 2007.

(4)  Amounts are company contribution payments in excess of the IRS 402(g) qualified plan limits made to the non-qualified “Deferred Compensation Plan” for plan year 2005 and 2006. Amounts reported in this column are also reported in the “All Other Compensation” column of the Summary Compensation Table on above.

(5)  Amounts represent account balances and earnings from the Supplementary Retirement Plan (SRP) which was suspended on January 1, 2006. Deferrals, both executive and Company, into this plan have been suspended. The “Deferred Compensation Plan” is the only non-qualified deferred compensation plan maintained for executive management.

(6)  Named officer terminated on January 12, 2007. The DCP account balance was distributed on August 16, 2007.

Potential Payments upon Termination or Change of Control

The following table shows the potential payments and benefits that Coherent (or its successor) would be obligated to make or provide upon termination of employment of each our Named Executive Officers pursuant to the terms of the Change of Control Severance Plan. Other than this plan, there are no other employment agreements or other contractual obligations. For purposes of this table, it is assumed that each Named Executive Officer’s employment terminated at the close of business on the last day of Fiscal 2007 (i.e., on September 30, 2007). The amounts reported below do not include the pension or nonqualified deferred compensation distributions that would be made to the Named Executive Officers following a termination of employment (for those amounts and descriptions, see the prior table). These payments are conditioned upon the execution of a form release of claims by the Named Executive Officer in favor of Coherent. There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Named Executive Officer	Multiplier for Base Salary and Bonus	Nature of Benefit	Termination for Cause	Any Other Termination
John Ambroseo	2.99X	Salary Severance	—	$1,637,842
		Bonus Severance	—	$1,637,842
		Equity Compensation	—	$1,013,728
		Acceleration(1)
		Tax Gross Up(2)	—	$1,650,508
		Health Insurance(3)		$62,914

		Total Benefit		$4,352,492

Helene Simonet	2X	Salary Severance	—	$703,437
		Bonus Severance	—	$492,406
		Equity Compensation	—	429,872
		Acceleration(1)
		Health Insurance	—	$30,130

		Total Benefit		$1,655,845

Luis Spinelli	2X	Salary Severance	—	$501,518
		Bonus Severance	—	$250,759
		Equity Compensation	—	$173,232
		Acceleration(1)
		Health Insurance	—	$41,942

		Total Benefit		$967,451

Ronald Victor	2X	Salary Severance	—	$479,966
		Bonus Severance	—	$239,983
		Equity Compensation	—	$134,094
		Acceleration(1)
		Health Insurance	—	$30,130

		Total Benefit		$884,173

Bret DiMarco	2X	Salary Severance	—	$500,153
		Bonus Severance	—	$250,076
		Equity Compensation	—	$42,346
		Acceleration(1)
		Health Insurance	—	$41,942

		Total Benefit		$834,517

(1)  Equity Compensation Acceleration is the value of the in-the-money value of unvested stock options, restricted stock and performance shares, in each case as of September 28, 2007 (the last trading date before our fiscal year end) at the closing stock price on that date ($32.08). The value of accelerated stock options are thus calculated by multiplying the number of unvested shares subject to acceleration by the difference between the exercise price and the closing stock price on September 28, 2007; the value of accelerated restricted stock is calculated by multiplying the number of unvested shares subject to acceleration by the closing stock price on September 28, 2007. This assumes immediate release and vesting of the 2008 fiscal portion (40% of target) of a three-year performance-based restricted stock program grant made in June 2006. This program is previously described under the “Long-Term, Equity-Based Incentive Awards” section of Components of Compensation.

(2)  Estimated reimbursement (by way of a tax “gross-up”) for a 20% excise tax that would be due under Section 4999 of the Internal Revenue Code of 1986 on a portion of the amounts reported.

(3)  Health Insurance is an estimate of the cost of covering the individual and his covered dependents for three years, in the case of the chief executive officer and for two years for the other Named Executive officers.

The change in control plan provides for the payment of specified compensation and benefits upon certain terminations of the employment of the participants following a change in control of the Company. The Board has evaluated the economic and social impact of an acquisition or other change of control on its key employees. The Board recognizes that the potential of such an acquisition or change of control can be a distraction to its key employees and can cause them to consider alternative employment opportunities. The Board has determined that it is in the best interests of Coherent and its stockholders to assure that Coherent will have the continued dedication and objectivity of its key employees. The Board believes that the change of control plan will enhance the ability of our key employees to assist the Board in objectively evaluating potential acquisitions or other changes of control.

Furthermore, the Board believes a change of control plan aids us in attracting and retaining the highly qualified, high performing individuals who are essential to its success. The plan’s assurance of fair treatment will ensure that key employees will be able to maintain productivity, objectivity and focus during the period of significant uncertainty that is inherent in an acquisition or other change of control. A change in control of Coherent is defined under the change of control plan to occur if a business combination occurs, an acquisition by any person directly or indirectly of fifty percent or more of the combined voting power of Coherent’s common stock or a change in the composition of the Board where less than fifty percent are incumbent directors.

The change of control plan provides that if within 24 months after a change in control the Company terminates the executive’s employment other than by reason of his death, disability, retirement or for cause, or the executive officer terminates his employment for “good reason,” the executive will receive a lump sum severance payment equal to 2.99 (in the case of Dr. Ambroseo) or 2.0 (in the case of Messrs. Spinelli, Victor and DiMarco and Ms. Simonet) times the executive’s annual base salary and annual bonus (assuming achievement of all performance requirements thereof). “Good reason” is defined in each Agreement as any of the following that occurs after a change in control of the Company: certain reductions in compensation; certain material changes in employee benefits and perquisites; a change in the site of employment; reduction in the executive’s duties and responsibilities; the Company’s failure to obtain the written assumption by its successor of the obligations set forth in the Agreement; attempted termination of employment on grounds insufficient to constitute a basis of termination for cause under the terms of the change of control plan; or the Company’s of the provisions of the change of control plan. Under the terms of the plan, the executives will also have acceleration of all vesting conditions for equity grants and health care for the executive (and his or her covered family members) will be provided along the same terms for two years and, in the case of Dr. Ambroseo, three years. Further, Dr. Ambroseo will receive a gross-up for any Internal Revenue Code section 280G (“280G”) excise taxes to the extent that the severance benefits are more than 20% over the limit imposed by 280G (i.e., more than 3.59x the “base amount” as defined by Section 280G). If the benefits are less than 20% over the limit, the benefits will be reduced to the extent necessary so that no 280G excise tax is triggered. To the extent 280G is triggered as a result of the severance benefits for the other executive participants, such payments will either be paid in full or reduced so that the executive receives the maximum severance benefit without triggering 280G.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of September 29, 2007 about the Company’s equity compensation plans under which shares of our common stock may be issued to employees, consultants or members of our Board of Directors:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	3,457,691	(1)	$28.5248	4,303,984	(2)(3)
Equity compensation plans not approved by security holders	—		—	—
Total	3,457,691		$28.5248	4,303,984

(1)  This number does not include any options which may be assumed by Coherent through mergers or acquisitions, however, Coherent does have the authority, if necessary, to reserve additional shares of Coherent common stock under these plans to the extent necessary for assuming such options.

(2)  This number of shares includes 224,536 shares of Coherent common stock reserved for future issuance under the Purchase Plan, 192,000 shares reserved for future issuance under the 1998 Director Plan and 3,887,448 shares reserved for future issuance under the 2001 Stock Plan.

(3)   The 1998 Director Plan provides for annual increases to the number of shares available for issuance under the 1998 Director Plan so that the total number of shares reserved is not less than 150,000 shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

In accordance with the charter for the Audit Committee of the Board of Directors, the members of the Audit Committee, all of whom are independent directors, review and approve in advance any proposed related person transactions. Additionally, from time to time the Board of Directors may directly consider these transactions. For purposes of these procedures, the individuals and entities that are considered “related persons” include:

•                  Any of our directors, nominees for director and executive officers;

•                  Any person known to be the beneficial owner of five percent or more of our common stock (a “5% Stockholder”); and

•                  Any immediate family member, as defined in Item 404(a) of Regulation S-K, of a director, nominee for director, executive officer and 5% Stockholder. We will report all such material related person transactions under applicable accounting rules, federal securities laws and SEC rules and regulations.

Related Person Transactions

Certain Transactions

The following table sets forth information with respect to the one executive officer of the Company who was indebted to us during Fiscal 2007.

Name	New Loans During 2006	Interest Rates	Maturity Date(s)	Largest Amount Outstanding During Fiscal 2007(1)		Balance at the End of Fiscal 2007
John Ambroseo	—	4.75%	1/25/07	$323,627		—	(2)
	—	8.00%	2/15/08	$20,000	(3)	$10,000

(1)  These loans were entered into prior to the effective date of Section 402 of the Sarbanes-Oxley Act of 2002 and reflect a loan amount for the exercise price of stock options, the amount of income tax owed therefor at exercise and interest.

(2)  Dr. Ambroseo paid this loan off in full in January 2007 at maturity. This loan was in connection with the exercise of stock options.

(3)  This loan was granted to Dr. Ambroseo on February 15, 1998. Ten percent of the original principal balance of this loan is forgiven each year, so long as Dr. Ambroseo is employed by us. This loan was related to a promotion.

All promissory notes are full recourse. Ten thousand dollars of the existing loan is forgiven annually, with interest deducted from payments under the Company’s Variable Compensation Plan. In the event that no payments are made under such plan, then interest thereon is forgiven.

Other Matters

We have entered into indemnification agreements with each of our executive officers and directors. Such indemnification agreements require us to indemnify these individuals to the fullest extent permitted by law. We also intend to execute these agreements with our future directors and officers.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is responsible for overseeing our accounting and financial reporting processes and audits of our financial statements. As set forth in its charter, the Audit Committee acts only in an oversight capacity and relies on the work and assurances of both management, which has primary responsibilities for our financial statements and reports, as well as the independent registered public accounting firm that is responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

The Audit Committee met ten (10) times either in person or by telephone during fiscal 2007. In the course of these meetings, the Audit Committee met with management, the internal auditors and our independent auditors and reviewed the results of the internal and external audit examinations, evaluations of our internal controls and the overall quality of our financial reporting.

The Audit Committee believes that a candid, substantive and focused dialogue with the internal auditors and the independent registered public accounting firm is fundamental to the Audit Committee’s oversight responsibilities. To support this belief, the Audit Committee periodically meets separately with the internal auditors and the independent auditors, without management present. In the course of its discussions in these meetings, the Audit Committee asked a number of questions intended to bring to light any areas of potential concern related to our financial reporting and internal controls. These questions include:

•                  Are there any significant accounting judgments, estimates or adjustments made by management in preparing the financial statements that would have been made differently had the auditors themselves prepared and been responsible for the financial statements?

•                  Based on the auditors’ experience, and their knowledge of our business, do our financial statements fairly present to investors, with clarity and completeness, our financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements?

•                  Based on the auditors’ experience, and their knowledge of our business, have we implemented internal controls and internal audit procedures that are appropriate for our business?

The Audit Committee approved the engagement of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2007 and reviewed with the internal auditors and independent registered public accounting firm their respective overall audit scope and plans. In approving Deloitte & Touche LLP, the Audit Committee considered the qualifications of Deloitte & Touche LLP and discussed with Deloitte & Touche LLP their independence, including a review of the audit and non-audit services provided by them to us. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and by the Sarbanes-Oxley Act of 2002, and it received and discussed with the independent registered public accounting firm the written report required by Independence Standards Board Standard No. 1.

Management has reviewed the audited financial statements for fiscal 2007 with the Audit Committee, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements. In connection with this review and discussion, the Audit Committee asked a number of follow-up questions of management and the independent registered public accounting firm to help give the Audit Committee comfort in connection with its review.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 29, 2007, for filing with the SEC.

Respectively submitted by

THE AUDIT COMMITTEE

Lawrence Tomlinson, Chair

Charles W. Cantoni,

Garry Rogerson

OTHER MATTERS

We know of no other matters to be submitted to the meeting.  If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form Proxy to vote the shares they represent as the Board of Directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: February 15, 2008	/s/ John R. Ambroseo
John R. Ambroseo
President and Chief Executive Officer

C/O AMERICAN STOCK TRANSFER

59 MAIDEN LANE

NEW YORK, NY 10038

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage- paid envelope we have provided or return it to COHERENT, INC., c/o ADP, 51 Mercedes Way, Edgewood NY 11717.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

COHERENT, INC.

ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of COHERENT, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated February 15, 2008, and hereby appoints John R. Ambroseo and Helene Simonet, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of COHERENT, INC. to be held on March 19, 2008 at 5:30 p.m., local time, at our principal offices located at 5100 Patrick Henry Drive, Santa Clara, California 95054 and at any adjournment(s) thereof and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on all the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED (1) TO ENSURE AS MANY OF THE NOMINEES FOR THE ELECTION OF DIRECTORS SET FORTH IN PROPOSAL ONE ARE ELECTED AS DIRECTORS, AND (2) FOR THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AS SET FORTH IN PROPOSAL TWO, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING AND ANY ADJOURNMENT(S) THEREOF.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE
COHERENT, INC.		THIS IS YOUR PROXY YOUR
VOTE IS IMPORTANT

Vote on Directors

1.	To elect seven directors to serve for the ensuing year and until their successors are duly elected (Proposal One);
Nominees: (01) John R. Ambroseo; (02) John H. Hart (03) Susan James; (04) Clifford Press; (05) Lawrence Tomlinson; (06) Garry Rogerson; and (07) Sandeep Vij;

☐	FOR	☐	WITHHOLD ALL

ALL

☐ FOR ALL EXCEPT

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below:

	Vote on Proposals	FOR	AGAINST	ABSTAIN

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 27, 2008 (Proposal Two); and	☐	☐	☐
3.	To transact such other business as may properly be brought before the meeting and any adjournment(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Proxy Card.

Stockholders of record at the close of business on February 6, 2008 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting.  However, to assure your representation at the meeting, you are urged to mark, sign, date, and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose, or vote by telephone or via the Internet.  Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

(This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope.  Persons signing in a fiduciary capacity should so indicate.  If shares are held by joint tenants or as community property, both should sign.)

Signature:	Date:

Signature (Joint Owners):	Date: